January 30, 1997


Citicorp
399 Park Avenue
New York, NY  10043

         Re:      Citicorp and Certain Trusts
                  Registration Statement on Form S-3

Ladies and Gentlemen:

The Corporate Tax Division of Citibank, N.A. has been requested by Citicorp to render federal tax advice in connection with the issuance of capital securities by certain trusts pursuant to a Prospectus, as supplemented by a Prospectus Supplement (collectively, the "Capital Securities Prospectus"), substantially in the form filed as part of the above-referenced registration statement (the "Registration Statement") with respect to the offering of such capital securities and certain other securities.

I have reviewed the statements set forth in the Capital Securities Prospectus under the heading "United States Federal Income Taxation" and hereby advise you that such statements, insofar as they are or refer to statements of United States law or legal conclusions relating thereto, are accurate and complete in all material respects.

I hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion in the Capital Securities Prospectus and any other prospectus filed in connection with the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ E. Noel Harwerth

E. Noel Harwerth
Chief Tax Officer
Citibank, N.A.